Exhibit 10.05

CONSULTING AGREEMENT

This consulting agreement (the "Agreement") is hereby entered into by and between Theodorus Strous ("Consultant") and Scio Diamond Technology Corporation, a Nevada corporation (the "Company") and outlines the terms pursuant to which Consultant would be willing to act as a consultant to the Company in the Company's efforts to seek financing and additional business/business relationships that will be of benefit to the Company.

1. Engagement

a. Consultant has extensive experience and knowledge in matters relating to equity and debt financing of companies as well as extensive knowledge of the diamond gemstone industry and many of its participants.

b. Company hereby engages and retains Consultant to perform the Services (as that term is hereinafter defined) and Consultant hereby accepts such appointment on the terms and subject to the conditions hereinafter set forth and agrees to use its best efforts in providing such Services.

II. Independent Contractor

a. Consultant shall be, and in all respects be deemed to be, an independent contractor in the performance of its duties hereunder, any law of any jurisdiction to the contrary notwithstanding.

b. Consultant shall be solely responsible for making all payments to and on behalf of any of its employees and subcontractors, including those required by law, and Company shall in no event be liable for any debts or other liabilities of Consultant.

c. Consultant shall not, by reason of this Agreement or the performance of the Services, be or be deemed to be, an employee, agent, partner, co-venturer or controlling person of Company, and Consultant shall have no power to enter into any agreement on behalf of, or otherwise bind Company. Without limiting the foregoing, Consultant shall not enter into any  contract or commitment on behalf of Company.

d. Consultant shall not have or be deemed to have, fiduciary obligations or duties to Company and shall be free to pursue, conduct and carry on for its own account (or for the account of others) such activities, employment, ventures, businesses and other pursuits as  consultant in its sole, absolute and unfettered discretion, may elect.

e. Notwithstanding the above, no activity, employment, venture, business or other pursuit of Consultant during the term of this agreement shall conflict with Consultant's obligations under this Agreement or be adverse to Company's interests during the term of this Agreement.

Page - 1

III. Services
a. Consultant shall work with and report regularly to the Company's management and board of directors and agrees to provide the following, hereinafter collectively referred to as the "Services":

i. Complete an analysis of Company's business and industry, and assess and identify various lines of business for the Company's chemical vapor deposition diamond technologies (the "Diamond Technology");

ii. Apply his extensive financial and diamond industry experience to assist and make recommendations regarding capitalizing the Company;

iii. Assist Company in its efforts to seek additional business/business relationships that will be of benefit to Company;

iv. Advise Company in its negotiations with one or more individuals, firms or entities (the "Candidate(s)") who may have an interest in providing investment capital in the form of bridge financing, private placement financing, or in pursuing a form of Business Combination with Company. As used in this Agreement, the term "Business Combination" shall be deemed to mean any form of merger, acquisition, joint venture, licensing agreement, product sales and/or marketing, distribution, combination and/or consolidation, etc. involving Company and/or any of its affiliates and any other entity.

v. Advise Company's management in corporate finance, structuring the nature, extent and other parameters of any private or other offer(s) to be made to Candidate(s);

vi. Advise Company management in evaluating proposals and participating in negotiations with Candidate(s);

vii. Assess various potential distribution relationships with one or more third parties, known or to be identified by the Company;

viii. Identify potential distribution relationships;

ix. Create and advise on one or more marketing strategies for products produced through the Diamond Technology;

x. Assist the Company in its efforts to establish its business objectives and broaden recognition of Company in the financial community in the U.S. and abroad;

xi. Be available, upon reasonable notice by the Company, to assist in discussions with various parties approached by or approaching the Company for various reasons,  including capitalizing and/or financing the Company through equity and/or debt; distributing  products anticipated by the Company through the Diamond Technology; marketing such products; and other related discussions; and

Page - 2

xii. Those other related Services to which Consultant and Company agree.
b. Consultant shall devote such time and effort as he deems commercially reasonable under the circumstances to the affairs of Company as is reasonable and adequate to render the Services contemplated by this Agreement.

c. Consultant will not be responsible for any services that constitute the rendering of any legal opinions or performance of work that is in the ordinary purview of the Certified
Public Accountant.

d. It is acknowledged by Company that Consultant cannot guarantee results on behalf of Company, but shall pursue all reasonable avenues available through its network of contacts.

e. At such time as an interest is expressed by a third party in Company's needs, Consultant shall notify Company and advise it as to the source of such interest and any terms and conditions of such interest.

f. The acceptance and consumption of any transaction is subject to acceptance of the terms and conditions by Company in its sole discretion.

g. It is understood that a portion of the compensation paid hereunder is being paid by Company to have Consultant remain available to advise it on transactions on an as-needed basis.

h. Consultant acknowledges and agrees that he is being granted non-exclusive rights with respect to the Services to be provided to Company and that Company is free to engage other parties to provide services and products similar to those being provided by Consultant hereunder.

IV. Expenses

a. It is expressly agreed and understood that each party shall be responsible for its own normal and reasonable out-of-pocket expenses which shall include: accounting, long distance communication, and the printing and mailing of materials.

V. Compensation

a. In consideration for the Services, Company agrees that Consultant shall be entitled to compensation as follows:

i. Consultant shall be paid Seven Thousand Dollars (US$7,000.00) per each full month of the Term and $1,000 for the remainder of the initial month of the Term (as defined hereinafter); and

ii. For each full month of the Term (as defined hereinafter) Company shall grant and deliver to Consultant an option or warrant to purchase up to Ten Thousand (10,000) shares of the Company's capital stock issued through the commencement and completion of an initial private placement of its securities. For the remainder of the initial month of the Term (as defined hereinafter) Company shall grant and deliver to Consultant an option or warrant to purchase up to One Thousand Five Hundred (1,500) shares of the Company's capital stock issued through the commencement and completion of an initial private placement of its securities. The option or warrant shall carry an exercise price equal to the price at which the securities are offered by the Company and shall be exercisable for a period of five (5) years from the date of issuance of such option or warrant. When delivered, the shares issuable upon exercise of such option or warrant shall be duly and validly issued, fully paid and non-assessable.

Page - 3

VI. Representations, Warranties and Covenants

a. Inside Information

i. Consultant further acknowledges that by the very nature of his relationship with Company he will, from time to time, have knowledge of or access to material non-public information (as such term is defined by the Exchange Act). In the event the Company becomes a publicly-traded entity, and through his relationship to the Company under this Agreement comes to know material non-public information, Consultant hereby agrees and covenants that:

1. Consultant will not make any purchases or sales in the stock of Company based on such information;

2. Consultant will utilize his commercially reasonable efforts to safeguard and prevent the dissemination of such information to third parties unless authorized in writing by Company to do so as may be necessary in the performance of its Services under this Agreement.

VII. Execution

a. The execution, delivery and performance of this Agreement, in the time and manner herein specified, will not conflict with, result in a breach of, or constitute a default under any existing agreement, indenture, or other instrument to which either Company or Consultant is a party or by which either entity may be bound or affected.

VIII. Non-Circumvention

a. Company hereby irrevocably agrees not to circumvent, avoid, bypass, or obviate, directly or indirectly, the intent of this Agreement, to avoid payment of fees in any transaction with any corporation, partnership or individual introduced by Consultant to Company, in connection with any project, any loans or collateral, or other transaction involving any products, transfers or services, or addition, renewal extension, rollover, amendment, renegotiations, new contracts, parallel contracts/agreements, or third party assignments thereof.

IX. Company's Duties to Update Consultant

Page - 4

a. Company shall use its commercially reasonable efforts to keep Consultant up to date and apprised of all business, market and legal developments related to Company and its operations and management. Company will cooperate with Consultant, and will promptly provide Consultant with all pertinent materials and requested information in order for Consultant to perform its Services pursuant to this Agreement.

X. Consultant's Duties to Keep Information Confidential

a. Consultant shall keep all documents and information supplied to it hereunder confidential as described in the section below titled, "Confidential Data."

XI. Authority

a. Both Company and Consultant have full legal authority to enter into this Agreement and to perform the same in the time and manner contemplated. The individuals whose signatures appear below are authorized to sign this Agreement on behalf of the respective parties.

XII. Qualifications of Consultant

a. Consultant represents and warrants to Company that:

i. He has the experience and ability as may be necessary to perform all the required Services with a high standard of quality; and

ii. All Services will be performed in a professional manner.

XIII. Term and Termination

a. Unless otherwise extended in writing and signed by the parties, the term of this Agreement shall be six (6) months commencing on May 26, 2011 and ending on November 30, 2011.

XIV. Confidential Data

a. Consultant shall not divulge to others, any trade secret or confidential information, knowledge, or data concerning or pertaining to the business and affairs of Company, obtained by Consultant as a result of his engagement hereunder, unless authorized, in writing by Company.

b. Consultant represents and warrants that he has established appropriate internal procedures for protecting the trade secrets and confidential information of Company, including, without limitation, restrictions on disclosure of such information to other persons who may be engaged in rendering services to any person, firm or entity which may be competitor of Company.

Page - 5

c. Company shall not divulge to others, any trade secret or confidential information, knowledge, or data concerning or pertaining to the business and affairs of  Consultant, obtained as a result of its engagement hereunder, unless authorized, in writing, by Consultant.

d. Consultant shall not be required in the performance of its duties to divulge to Company, or any officer, director, agent or employee of Company, any secret or confidential information, knowledge, or data concerning any other person, firm or entity (including, but not limited to, any such person, firm or entity which may be a competitor or potential competitor of Company) which Consultant may have or be able to obtain other than as a result of the relationship established by this Agreement.

XV. Entire Agreement

a. This Agreement constitutes the entire understanding between the parties thereto with respect to the subject matter hereof. No modifications, extensions, or waiver of any provisions hereof or any release of any right hereunder shall be valid, unless the same is in writing and is consented to by both parties hereto.

XVI. Governing Law

a. This Agreement shall be deemed to be made in, governed by and interpreted under and construed in all respects in accordance with the laws of the State of Nevada, irrespective of the country or place of domicile or residence of either party. In the event of controversy arising out of the interpretation, construction, performance or breach of this Agreement, the parties hereby agree and consent to the jurisdiction and venue of the District or County Court of Hennepin, or the United States District Court for the District of Minnesota, and further agree and consent that personal service or process in any such action or proceeding outside of Minnesota shall be tantamount to service in person within Minnesota and shall confer personal jurisdiction and venue upon either of said Courts.

XVII. Assignments

a. This Agreement may only be assigned by Consultant with the express written consent of the Company.

XVIII. Originals

a. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed an original and constitute one and the same agreement. Facsimile copies with signatures shall be given the same legal effect as an original.

XIX. Modification and Waiver

a. A modification or waiver of any of the provisions of this Agreement shall be effective only if made in writing and executed with the same formality as this Agreement. The failure of any party to insist upon strict performance of any of the provisions of this Agreement shall not be construed as a waiver of any subsequent default of the same or similar nature or of any other nature.

THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.

SIGNATURES APPEAR ON THE FOLLLOWING PAGE.

Page - 6

APPROVED AND AGREED THIS 26TH DAY OF MAY, 2011:

CONSULTANT

   /s/ Theodorus Strous
Theodorus Strous

COMPANY: SCIO DIAMOND TECHNOLOGY CORPORATION

  /s/ Edward S. Adams
By: Edward S. Adams
Chairman

Page - 7